Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249649

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus Dated July 15, 2021)

Up to 91,394,533 Shares of Common Stock

This Prospectus Supplement No. 6 supplements and amends the prospectus dated July 15, 2021 (as amended and supplemented to date, the “Prospectus”) relating to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 91,394,533 shares of Common Stock.

On October 14, 2021, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K, which is incorporated in the Prospectus.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HYLN.” On October 13, 2021, the closing price of our Common Stock was $7.14.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered under the Prospectus and this Prospectus Supplement No. 6, nor have any of these organizations determined if this Prospectus Supplement No. 6 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is October 14, 2021.

united states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2021

Hyliion Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38823	82-2538002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1202 BMC Drive, Suite 100 Cedar Park, TX	78613
(Address of principal executive offices)	(Zip Code)

(833) 495-4466

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYLN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Patrick Sexton has served as Chief Technology Officer of Hyliion Holdings Corp. (the “Company”) since December 2020. During that time, Mr. Sexton and the Company’s Board of Directors have considered the appropriate scope of duties and responsibilities for this role and have decided that the Chief Technology Officer’s primary focus moving forward will be on forward-looking product strategies and development. The Company’s newly hired Vice President of Engineering, Shiva Duraiswamy, will primarily focus on commercialization.

In light of these decisions, on October 13, 2021, the Company and Mr. Sexton entered into an amendment to that certain employment agreement, entered into on December 2, 2020 and retroactively effective as of October 1, 2020, the material terms of which were previously described in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2020. The amendment sets Mr. Sexton’s annual base annual salary at $325,000.

The foregoing is only a brief description of the above-specified compensatory arrangement, which does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the amendment to Mr. Sexton’s employment agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated October 13, 2021, by and between Hyliion Holdings Corp. and Patrick Sexton
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYLIION HOLDINGS CORP.

	By:	/s/ Thomas Healy
Date: October 13, 2021		Thomas J. Healy
Founder and CEO

Exhibit 10.1

AMENDMENT TO
Employment AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into on October 13, 2021, by and between Hyliion Holdings Corp., a Delaware corporation (the “Company”), and Patrick Sexton (“Employee”). Capitalized terms used herein without definition have the meanings given to them in the Agreement (as defined below).

WHEREAS, the parties entered into that certain Employment Agreement on December 2, 2020, which was retroactively effective as of October 1, 2020 (as amended, the “Agreement”); and

WHEREAS, the parties desire to make certain amendments to the Agreement to reflect their mutual understanding and agreement with respect to Employee’s compensation.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1. Amendment. Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $325,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Employee’s Base Salary will be reviewed annually by the CEO based on the performance of the Employee and the Company. The CEO may, but will not be required to, increase the Base Salary during the Initial and any Renewal Term.”

2.  Miscellaneous. This Amendment shall constitute an amendment pursuant to and in accordance with Section 16 of the Agreement. Except as specifically modified by this Amendment, the terms of the Agreement shall remain in full force and effect after the date hereof, and any reference to the Agreement shall mean the Agreement, as amended and modified hereby. The provisions of Sections 14-20 and 26 of the Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Page Follows]

HYLN - Amendment to P. Sexton Employment Agreement

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

EMPLOYEE

/s/ Patrick Sexton

HYLIION HOLDINGS CORP.

By:	/s/ Thomas Healy
Name:	Thomas Healy
Title:	Founder and CEO

[Signature Page to Amendment to Employment Agreement]